Exhibit 99.1

CONTACT:	FOR IMMEDIATE RELEASE
December 6, 2007
Doral Financial Corporation
Investor Relations & Media:
Lucienne Gigante
(787) 474-6711
— DORAL FINANCIAL CORPORATION ANNOUNCES THE APPOINTMENT OF
TWO NEW MEMBERS TO ITS BOARD OF DIRECTORS —
SAN JUAN, Puerto Rico — December 6, 2007 — Doral Financial Corporation (NYSE: DRL), a diversified financial services company (the “Company”), today announced that James E. Gilleran and Ramesh Shah have been appointed as members to its Board of Directors. These new appointments are in addition to the current seven members of the Board of the Company.
James E. Gilleran is a former Director of the Office of Thrift Supervision of the Department of the Treasury for the United States Government. Most recently he served as the President and Chief Executive Officer of the Federal Home Loan Bank of Seattle. Mr. Gilleran’s career has spanned more than 40 years in financial services including roles as Chairman and CEO of the Bank of San Francisco, Superintendent of Banking for the State of California and a Managing Partner at KPMG, LLP. Mr. Gilleran currently also served as a member of the Board of Directors for the Federal Deposit Insurance Corporation (FDIC) and was Chairman of the Federal Financial Institutions Examination Council (FFIEC) in Washington D.C. Mr. Gilleran earned a J.D. from Northwestern California University, and a B.A. in Business Administration from Pace University.
Ramesh Shah currently is the Chairman of WNS Global Services, in New York (NYSE: WNS). Mr. Shah has a distinguished financial services background, which includes serving as Executive Vice-President and Head of Retail Banking as well as Executive Vice-President, Marketing and Product Development, at Greenpoint Financial; Senior Vice-President, Investment and Insurance, at Natwest Bancorp; Senior Vice-President, Retail Marketing, at Shearson Lehman Bros; and thirteen years with the American Express Company. Mr. Shah earned an M.B.A. from Columbia University and a B.A. from Bates College.
“We are delighted that these respected and experienced leaders have joined the Company’s Board of Directors. Their proven leadership and significant experience in the banking and finance industry further strengthens our franchise”, said Glen Wakeman, President & CEO of Doral Financial Corporation.